UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2016

Hilltop Holdings Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-31987	84-1477939
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Crescent Court, Suite 1330
Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (214) 855-2177

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2015 Incentive Payments

On February 23, 2016, the Compensation Committee of the Board of Directors of Hilltop Holdings Inc., or the Company, awarded incentive payments to the Company’s 2015 named executive officers as follows with respect to their performance during fiscal 2015:

Name	Amount
Jeremy B. Ford	$740,000
Darren Parmenter	$290,000
Alan B. White	$1,350,000
James R. Huffines	$555,000
Todd Salmans	$1,000,000

The incentives awarded to Messrs. Ford, Parmenter, Huffines and Salmans were determined by the Compensation Committee based upon an evaluation of their respective performance under the Hilltop Holdings Inc. 2012 Annual Incentive Plan.  Mr. White’s bonus was determined in accordance with the terms of that certain Retention Agreement among the Company, PlainsCapital Corporation and Mr. White.

Restricted Stock Unit Awards

On February 23, 2016, the Compensation Committee of the Board of Directors approved awards of restricted stock units that cliff vest on the third anniversary of the date of grant or an earlier change of control of the Company (“Timed-Based RSUs”) and restricted stock units that vest based upon the achievement of certain performance goals during the three-year period beginning January 1, 2016 and ending December 31, 2018 (“Performance-Based RSUs”). The Company’s 2015 named executive officers received awards of Time-Based RSUs and Performance-Based RSUs in the amounts set forth in the table below, with the number of Performance-Based RSUs being based upon the achievement of Target levels of performance.

Name	Time-Based RSUs Awarded	Performance-Based RSUs Awarded (at Target)	Total RSUs Awarded
Jeremy B. Ford	21,971	21,971	43,942
Darren Parmenter	5,493	5,493	10,986
Alan B. White	21,971	21,971	43,942
James R. Huffines	13,183	13,182	26,365
Todd Salmans	10,986	10,985	21,971

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hilltop Holdings Inc.,
a Maryland corporation

Date:	February 29, 2016	By:	/s/ COREY G. PRESTIDGE
		Name:	Corey G. Prestidge
		Title:	EVP, General Counsel & Secretary